Exhibit 10

SEVERANCE AGREEMENT AND RELEASE

          This Severance Agreement and Release (the “Agreement”) dated August 18, 2002, by and between Delhaize America, Inc. (the “Company”) and R. William McCanless (the “Executive” and, together with the Company, the “Parties”).

          WHEREAS, the Parties hereto entered into an Employment Agreement dated May 1, 2001 (the “Employment Agreement”), pursuant to which the Executive is employed by the Company as its President and Chief Executive Officer and is entitled to a seat on the Board of Directors of Etablissements Delhaize Freres et Cie “Le Lion” S.A. (the “Delhaize Group”);

          WHEREAS, effective August 31, 2002 (the “Termination Date”), the Executive shall cease to serve as the Company’s President and Chief Executive Officer;

          WHEREAS, Section 8(d) of the Employment Agreement provides that the Executive is entitled to certain payments and other consideration upon his termination of employment; and

          WHEREAS, in exchange for the Executive’s waiver and release of claims against the Company, the Company has agreed to provide the Executive with additional consideration over and above that to which the Executive is entitled under the Employment Agreement.

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein set forth, and of other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

          1. Effective on the Termination Date, the Executive shall cease to serve as the Company’s President and Chief Executive Officer and shall cease to hold all other positions with the Delhaize Group and its subsidiaries, including, without limitation, the Company, other than those positions specified in this paragraph 1. Beginning on the Termination Date, and continuing through August 31, 2003, the Executive shall serve as Vice Chairman of the Company. Thereafter, the Executive shall continue to serve as Vice Chairman of the Company unless and until either Party gives written notice to the other Party of its desire to cease one or both such relationships. Beginning on the Termination Date, and continuing through the end of his current term as a director in May 2004, the Executive shall continue to serve as a director of the Delhaize Group. The Company shall use its commercially reasonable best efforts to provide that (i) within sixty (60) days following the Termination Date, the Executive will no longer be required to hold any shares or other interests in Food Lion Thailand, and (ii) as soon as reasonably practicable under the relevant circumstances following the Termination Date, the Executive shall be removed as the signatory from any licenses, permits, accounts and similar arrangements for which the Executive is signatory in his capacity as an employee or officer of the Company and its subsidiaries and affiliates (including, without limitation, any alcohol licenses and permits, food stamp programs and bank and custodial accounts).

          2. As provided for in Section 8(d) of the Employment Agreement, the Company shall provide the Executive with the following payments and other consideration:

(a)  on the Termination Date, a lump-sum payment of the amount of all accrued but unpaid base salary and other compensation earned by the Executive prior to the Termination Date);

(b)  on the Termination Date, any accrued but unpaid vacation pay;

(c)  on the date this Agreement becomes effective pursuant to paragraph 8 below (the “Effective Date”), an amount equal to all of the Company’s accrued but unpaid obligations to the Executive (other than the Executive’s bonus);

(d)  on the Effective Date, an amount equal to a pro-rata portion of the Executive’s 2002 bonus through the Termination Date, based on the higher of the Executive’s 2002 target annual bonus and the average of his annual bonuses earned in respect of the three (3) years prior to the Termination Date (such greater amount, the “Highest Bonus”);

(e)  on the Effective Date, all equity incentive awards (including annual grants) listed on Schedule A attached hereto shall become fully vested;

(f)  on the Effective Date, $6,237,635 (which is an amount equal to five times the sum of the Executive’s base salary and Highest Bonus);

(g)  the Company shall maintain in full force and effect for the continued benefit of the Executive and his eligible dependents for five years after the Termination Date (the “Benefit Continuation Period”), the welfare benefit plans and programs such as medical, dental, health, life insurance and any financial planning service plans or programs in which the Executive was entitled to participate immediately prior to the Termination Date (or similar or better benefits, at the Company’s expense, for the Executive and, if applicable, his dependents on an individual basis, if continued participation is not permitted under such plans or programs or under applicable law and an amount equal to the benefits lost by the Executive due to different tax treatment under such plans or programs); provided, however, that for purposes of the Executive’s rights pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Executive’s “period of coverage” (as defined in COBRA) shall commence on the Termination Date;

(h)  as elected in writing by the Executive in his sole discretion no later than twelve (12) months prior to his attainment of age fifty-five (55), either: (i) the benefit to which the Executive would otherwise be entitled to under the Company’s Supplemental Executive Retirement Plan (the “SERP”), or (ii) a lifetime annual benefit beginning at age 65 equal to sixty percent of the Executive’s final average base salary and bonus compensation (assuming that his base salary and bonus compensation is equal to the highest annual compensation he earned in the five years prior to the Termination Date), less the “Benefits

Offsets” (as defined in the SERP), such amount to be paid at such time as set forth in, and in accordance with the terms of, the SERP;

(i)  an annual payment of $30,956 on the Effective Date and on each of the four (4) anniversaries following the Effective Date (which is the annual amount that would have been payable to the Executive under the Wellness Bonus Plan) payable at such time as set forth in, and in accordance with the terms of, the Wellness Bonus Plan; and

(j)  an annual payment in each of the five (5) calendar years following the calendar year of the Effective Date equal to the annual amounts, if any, that would have been payable to the Executive under the Profit Sharing Plan and the Profit Sharing Restoration Plan (or such other plans in which the Executive was entitled to participate on the Termination Date) otherwise payable at such time as set forth in, and in accordance with the terms of, such plans (assuming the Executive remained employed by the Company for such five-year period and received an annual base salary at the rate in effect on the Termination Date); and

(k)  the Company shall assign to the Executive any rights the Company may have in the split dollar life insurance policy that the Company has taken out in the Executive’s name, and the Executive shall be responsible for paying any additional premium payments under such policy ((a) through (k) above, collectively, the “Benefits”).

          The Parties recognize and agree that the Executive is not entitled to any benefits or payments under the Employment Agreement, other than the Benefits. In addition, as consideration for the release contained in Section 5 of this Agreement, the Company shall provide the Executive with the following benefits, effective as of the Effective Date:

(i)  the Company shall permit outstanding options granted to the Executive to be exercised until the later of the date specified in the Executive’s applicable option award agreement or the date the Executive ceases to be Vice Chairman of the Company;

(ii)  the Company shall transfer ownership of the Company’s car, which the Company provides for the Executive’s use, to the Executive;

(iii)  the Company shall reimburse the Executive pursuant to the Company’s reimbursement policies for any reasonable business and travel expenses incurred by the Executive in connection with the performance of his duties as Vice Chairman of the Company or a director of the Delhaize Group;

(iv)  Delhaize Group shall pay to the Executive director’s fees in such amounts and at such times that are payable to other members of the board of directors of the Delhaize Group; and

(v)  the Company shall pay for all reasonable expenses incurred in providing the Executive with office, secretarial services and other administrative support services and overhead substantially similar to that provided to active officers of the Company in Salisbury, North Carolina, as long as he continues to serve as Vice Chairman of the Company ((i) through (v) above, collectively, the “Additional Consideration”).

          3. The Parties recognize and agree that on and after the Termination Date the Executive shall cease to be treated as an employee of the Company for any and all purposes, including but not limited to, any rights and privileges as an authorized representative of the Company and its subsidiaries, unless otherwise authorized in writing by the Company.

          4. The Parties recognize and agree that the provisions contained in Sections 10, 11, 12, 14 and 15 of the Employment Agreement survive the termination of the Employment Agreement.

          5. (a)(i) The Executive accepts the Additional Consideration, when paid, as consideration for a full and final release and the Executive hereby knowingly, voluntarily and willingly releases and waives any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), known or unknown, that the Executive, his heirs, executors, administrators, and assigns have, had or may have in the future against the Company, any of its successors, directors, officers, employees, subsidiaries, affiliates, agents, representatives and anyone else connected with any of the foregoing, with respect to all matters of the Executive’s employment and separation from employment with the Company, including but not limited to, all allegations, claims, and violations related to severance, notice of termination, the payment of salary and/or bonuses and all claims arising under the following in each case as amended: the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866; the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable); any applicable Executive Order Programs; the Fair Labor Standards Act; and their state or local counterparts, any other federal, state or local statute, constitution or ordinance; or under any public policy, contract or tort, or under common law; for wrongful discharge; or arising under any practices or procedures of the Company; or any claim for breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees or other expenses, including attorneys fees, incurred in these matters.

(ii) The release set forth in the preceding paragraph 5(a)(i) specifically excludes any claim relating to, in connection with or arising under (1) accrued vested benefits to which the Executive is entitled under any of the employee benefit plans of the Company, its subsidiaries and affiliates in which the Executive participates, (2) any federal or state law providing for the continuation of welfare benefits, including, but not limited to, benefits under COBRA and any applicable state insurance conversion requirements, (3) the Executive’s indemnification rights under Section 14 of the Employment

Agreement and (4) this Agreement (including, but not limited to, a claim for breach of any provision of this Agreement).

(iii) The Parties agree that (1) this Agreement shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws, and (2) this Agreement shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC for age discrimination; provided, however, that the Executive shall not accept or retain any monetary or compensatory relief recovered by the EEOC.

(b) The Company, on behalf of itself, and any of its successors, direct or indirect subsidiaries and any entity directly or indirectly controlling or under common control with the Company, or any of their respective directors and officers, hereby releases and waives any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) that such parties have, had or may have in the future against the Executive, his heirs, executors, or administrators, up to and including the date of this Agreement, of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or in connection with the Executive’s employment relationship with the Company and its subsidiaries and affiliates. Expressly excluded from the release provided in the immediately preceding sentence is any claim, cause of action or the like relating to, in connection with, or arising under (i) this Agreement or Section 10, 11 or 12 of the Employment Agreement (including, but not limited to, a claim for breach of any provision of this Agreement or any such Section of the Employment Agreement), or (ii) any conduct by the Executive constituting a felony or other crime involving theft, fraud, embezzlement or moral turpitude.

          6. The Parties agree that the terms of this Agreement are confidential, and the Parties agree not to disclose the terms of this Agreement to anyone, except that the Executive may disclose the terms of this Agreement to his spouse, attorney, accountant and to the extent required by a valid court order, and except that the Company may disclose the terms of this Agreement to its attorney, accountant, and other agents on a need-to-know basis, and as may be required by law, provided that any such person to whom the terms of this Agreement are disclosed agrees to be bound by these confidentiality provisions, and otherwise subject to paragraph 7 below.

          7. The Executive will not make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or the respective officers, directors, employees, advisors, businesses or reputations of the Company and its subsidiaries and affiliates. The Company and its officers and directors will not make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Executive or his reputation. Notwithstanding the foregoing provisions of this paragraph 7, (i) neither Party shall be prohibited from making truthful statements required by law, and (ii) the

Company may respond to inquiries from prospective employers for references concerning the Executive in a manner that is mutually satisfactory to the Parties. Except as required by applicable law or court order, the Executive and the Company agree that (a) the press release attached as Exhibit A hereto (the “Press Release”) shall be the only press release issued by the Parties and their respective affiliates concerning the Executive’s termination of employment with the Company, its subsidiaries and affiliates, and (b) the Parties and their respective affiliates shall make no public statements concerning the Executive’s termination of employment with the Company, its subsidiaries and affiliates that is inconsistent with the Press Release.

          8. The Executive acknowledges and agrees that he has read this Agreement in its entirety and that the release contained in paragraph 5(a) above is a general release of all known and unknown, rights, actions and claims, including rights, actions and claims arising under ADEA. The Executive further acknowledges and agrees that:

(a) the Executive is entering into this Agreement and releasing, waiving and discharging rights, actions and claims in exchange for the Additional Consideration, which is more consideration than that to which the Executive would ordinarily be entitled to receive as severance under his Employment Agreement;

(b) the Executive has been advised, and is being advised by this Agreement, to consult with an attorney before executing this Agreement;

(c) the Executive has been advised, and is being advised by this Agreement, that he has up to twenty-one (21) days within which to consider this Agreement. In the event the Executive executes this Agreement prior to the expiration of the twenty-one (21) day period, the Executive hereby waives the balance of said period; and

(d) the Executive is aware that this Agreement will not become effective or enforceable until seven (7) days following his execution of this Agreement and that he may revoke this Agreement at any time during such period by delivering (or causing to be delivered) to the Company at the address provided in paragraph 12 below, written notice of his revocation of this Agreement no later than 5:00 p.m. eastern time on the seventh (7th) full date following his execution of this Agreement. No payments, hereunder or otherwise, shall be made to the Executive until after the seven-day (7) period has expired and this Agreement has become effective. If the Executive revokes this Agreement then he shall forfeit all of the payments and benefits provided and set forth herein and the Company shall not be required to provide any such payment, benefit or other consideration under this Agreement.

          9. The Executive acknowledges that this Agreement, the Benefits and the Additional Consideration are fair and equitable and were reached at arm’s-length negotiation with the Company and its advisors.

          10. The Company shall reimburse the Executive for all reasonable legal fees incurred in a successful effort to establish entitlement to compensation and benefits under this Agreement.

          11. The Executive acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of the Executive of any of the provisions of this Agreement and, in recognition of this fact, agrees that, in the event of such breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Notwithstanding the foregoing, the Company shall not be prohibited from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

          12. All communications or payments sent to the Executive by the Company under this Agreement shall be sent to:

R. William McCanless 244 Confederate Avenue Salisbury, NC 28144

          unless the Executive notifies the Company that any such communications or payment be sent to a different address. Notice of such change shall be made in writing and given by mail, prepaid and certified return receipt requested addressed to:

Delhaize America, Inc. P.O. Box 1330 2110 Executive Drive Salisbury, NC 28145-1330 Attention: Secretary

          13. The provisions of this Agreement are severable and, if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

          14. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon the Executive and his legal representatives. The Company shall also require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          15. No modification of this Agreement shall be valid unless in writing, signed by the party against whom such modification is sought to be enforced.

          16. It is mutually agreed that this Agreement and the Employment Agreement set forth the entire understanding between the Parties hereto relating to the subject matter of this Agreement, and that no employee or other agent of the Company has made any oral or written promises to the Executive that are not fully and accurately set forth in this Agreement. Except for Sections 10, 11, 12, 14 and 15 of the Employment Agreement, this Agreement supersedes any and all prior understandings and agreements between the parties, and all prior understandings and agreements are merged herein and succeeded hereby.

          17. The Executive shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to this Agreement.

          18. This Agreement shall be deemed made under and shall be governed by and construed in accordance with the substantive laws of the State of North Carolina, excluding its conflict of laws rules. Any judicial proceeding brought by or against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the state or federal courts located in North Carolina, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of North Carolina for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement, including any of their respective successors, assigns, heirs, and administrators as otherwise permitted herein.

          19. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          20. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be requested by the other party in order to carry out the provisions and purposes of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DELHAIZE AMERICA, INC.

By:	/s/	Pierre-Olivier Beckers	Date:	August 18, 2002

Name: Pierre-Olivier Beckers
Title: Chairman

EXECUTIVE
	Date:	August 18, 2002
/s/ R. William McCanless
R. William McCanless

Solely with respect to its obligations under paragraph 2(iv) hereof:

ETABLISSEMENTS DELHAIZE FRERES ET CIE “LE LION” S.A.

By:	/s/	Pierre-Olivier Beckers	Date:	August 18, 2002

Name: Pierre-Olivier Beckers
Title: Chief Executive Officer

Schedule A

Stock Options

Grant Date		Award Type	Shares	Exercise Price

5/3/1996		ISO	5,011	$55.31
5/1/1997		ISO	2,198	$50.15
5/3/2000		ISO	1	$42.50
5/23/2002		ISO	6,021	$49.81

5/3/1996		NQ	1,876	$55.31
5/1/1997		NQ	8,664	$50.15
4/30/1999		NQ	27,098	$76.87
5/7/1998		NQ	9,884	$76.65
5/3/2000		NQ	39,859	$42.50
2/23/2001		NQ	42,212	$54.37
5/23/2002		NQ	68,679	$49.81

	Total		211,503

Restricted Stock

Grant Date	Award Type	Shares

4/30/1999	RSA	2,714
5/7/1998	RSA	499
5/3/2000	RSA	7,575
2/23/2001	RSA	12,042
5/23/2002	RSA	15,490

		38,320